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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT


Subsidiary:                                                        Jurisdiction of Organization

Eagle Freight Services, Inc.                                                 Texas
Eagle Freight Services, Inc.                                                 California
Eagle USA Transportation Services, Inc.                                      Texas
Eagle Maritime Services, Inc.                                                Texas


[Certain subsidiaries not in the aggregate constituting a significant subsidiary are omitted pursuant to Regulation S-K 601(21)(ii).]